CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated August 16, 2002, accompanying the consolidated financial statements included in the Annual Report of LSI Industries Inc. on Form 10-K for the year ended June 30, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statements of LSI Industries Inc. on Forms S-8, effective September 24, 2002, pertaining to the 1995 Directors’ Stock Option Plan and to the 1995 Stock Option Plan.

/s/ Grant Thornton LLP

Cincinnati, Ohio
September 23, 2002